Exhibit 3.1

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

BOARD OF TRUSTEES

January 17, 2008

RESOLVED, That, effective with the opening of business on February 1, 2008, the first sentence of Section 8 of the By-Laws is, and the same hereby, is amended to read as follows:

“Section 8. The affairs of the Company shall be managed under the direction of a Board consisting of thirteen Trustees, who shall be elected annually by the stockholders by ballot and shall hold office until their successors are elected and qualified.”